                                                                  Exhibit (l)(x)

                               PURCHASE AGREEMENT


      Schwab Investments (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:

      1. The Trust hereby offers and Schwab hereby purchases one unit of beneficial interest in the Investor Shares, two units of beneficial interest in the Select Shares and three units of beneficial interest in the Institutional Shares in Series N of the Schwab Premier Income Fund at a price $10.00 per Share (such units of beneficial interest being hereafter collectively known as "Shares"). Schwab hereby acknowledges purchase of the Shares and the Fund hereby acknowledges receipt from Schwab of funds in the amount of $60.00 in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Fund.

      2. Schwab represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

      3. The names "Schwab Investments" and "Trustees of Schwab Investments" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 26, 1990, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Investments" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

      IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 19th day of September, 2007.

Attest:                                SCHWAB INVESTMENTS



 /s/ Steven Schantz                    By:     /s/ Kimon Daifotis
---------------------------                    ----------------------------
Steven Schantz                         Name:   Kimon Daifotis
                                       Title:  Senior Vice President and
                                               Chief Investment Officer


Attest:                                CHARLES SCHWAB & CO., INC.



 /s/ Steven Schantz                    By:     /s/ Fred Potts
----------------------------                   --------------
Steven Schantz                         Name:   Fred Potts
                                       Title:  Senior Vice President